Exhibit 4.5
                             CERTIFICATE OF TRUST

                                      OF

                         INGERSOLL-RAND FINANCING III


                 THIS Certificate of Trust of Ingersoll-Rand Financing III (the "Trust"), dated as of November 2, 2000, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

                 1. Name. The name of the business trust formed hereby is Ingersoll-Rand Financing III.

                 2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Mark A. Ferrucci, c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

                 3. Effective Date. This Certificate of Trust shall be effective upon filing.

                 4. Counterparts. This Certificate of Trust may be executed in one or more counterparts.

                 IN WITNESS WHEREOF, the undersigned, being all the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.


NANCY CASABLANCA,                  MARK A. FERRUCCI,
not in her individual capacity     not in his individual capacity
but solely as trustee               but solely as trustee

/s/ Nancy Casablanca               /s/ Mark A. Ferrucci




RONALD G. HELLER,                  PATRICIA NACHTIGAL,
not in his individual capacity     not in her individual capacity
but solely as trustee              but solely as trustee

/s/ Ronald G. Heller               /s/ Patricia Nachtigal